Exhibit 3.1

AMENDMENT NO. 2 TO

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

This Amendment No. 2 (this “Amendment”) to the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of April 25, 2016 (the “Partnership Agreement”), is hereby adopted effective as of October 31, 2016 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 5.6, Section 5.12(b)(v), Section 5.14(b)(v) and Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(iv) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is required to effect the intent expressed in the Registration Statement or the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests; and

WHEREAS, Section 13.3(c) of the Partnership Agreement provides that, if the General Partner determines an amendment adversely affects one or more classes of Partnership Interest, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes; and

WHEREAS, Section 5.12(b)(v)(B) of the Partnership Agreement provides that the affirmative vote of the Record Holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that amends or modifies any of the terms of the Series A Preferred Units; and

WHEREAS, Section 5.14(b)(v)(B) of the Partnership Agreement provides that the affirmative vote of the Record Holders of a majority of the Outstanding Series C Preferred Units, voting separately as a class based upon one vote per Series C Preferred Unit, shall be necessary on any matter that amends or modifies any of the terms of the Series C Preferred Units; and

WHEREAS, the board of directors of the General Partner has determined that the standards specified in Section 13.1(d)(iv), Section 13.1(g), Section 5.12(b)(v)(B) and Section 5.14(b)(v)(B) are satisfied with respect to the amendments to be made by this Amendment upon the approval of Record Holders of a majority of the Outstanding Series A Preferred Units and a majority of the Outstanding Series C Preferred Units; and

WHEREAS, a wholly owned subsidiary of the Partnership entered into several Purchase Agreements, dated as of October 31, 2016 (collectively, the “Delta House Purchase Agreements”), with (i) Red Willow Offshore, LLC, (ii) LLOG Bluewater Holdings LLC and (iii) others (collectively, the “Sellers”) whereby the Partnership will, pursuant to the terms of each Delta House Purchase Agreement, acquire from each Seller additional interests in Delta House FPS LLC and Delta House Oil and Gas Lateral LLC; and

WHEREAS, to fund a portion of the purchase set forth in the Delta House Purchase Agreements, the Partnership intends to issue (i) a certain number of Limited Partner Interests to be designated as Series D Preferred Units having the terms set forth herein and (ii) subject to the terms set forth in the Series D Unit Purchase Agreement (defined below), the Series D Warrant; and

WHEREAS, the Partnership has entered into a Securities Purchase Agreement, dated as of October 31, 2016 (the “Series D Unit Purchase Agreement”), with MIH for the acquisition by MIH of Series D Preferred Units; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the Partnership Interests designated as “Series D Preferred Units,” (ii) reflect the potential issuance of the Series D Warrant, and (iii) provide for such other matters as are provided herein.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, any Incentive Distribution Rights, any HPIP Equity Interest, any Series A Preferred Unit prior to the conversion of such Series A Preferred Unit into a Common Unit pursuant to the terms thereof, any Series C Preferred Unit prior to the conversion of such Series C Preferred Unit into a Common Unit pursuant to the terms thereof, any Series D Preferred Unit prior to the conversion of such Series D Preferred Unit into a Common Unit pursuant to the terms thereof, or, except as otherwise provided in this Agreement, any Series B Unit prior to the conversion of such Series B Unit into a Common Unit pursuant to the terms thereof.

“Investor” means, collectively, HPIP, MIH and each of their Affiliates from time to time that is the registered holder of any Series A Preferred Units, Series B Units, Series C Preferred Units or Series D Preferred Units.

“Junior Interests” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership,

ranks junior to the Series A Preferred Units, the Series C Preferred Units or the Series D Preferred Units, including but not limited to Common Units, Series B Units and Incentive Distribution Rights.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units, Incentive Distribution Rights, the HPIP Equity Interest or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right or HPIP Equity Interest except as may be required by law or contemplated by Section 11.2.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors. For the avoidance of doubt, (1) the Board of Directors has approved the issuance of the Series A Preferred Units to the Investor pursuant to the Contribution Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series A PIK Preferred Units and Series A Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series A Preferred Units, Series A PIK Preferred Units and Series A Conversion Units, (2) the Board of Directors has approved the issuance of the Series B Units to the Investor pursuant to the Series B Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series B Units, Series B PIK Units and Series B Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series B Units, Series B PIK Units and Series B Conversion Units, (3) the Board of Directors has approved the issuance of the Series C Preferred Units to Investor pursuant to the Series C Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series C PIK Preferred Units and Series C Conversion Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Series C Preferred Units, Series C PIK Preferred Units and Series C Conversion Units, (4) the Board of Directors has approved the issuance of the Series D Preferred Units to Investor pursuant to the Series D Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series D Conversion Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Series D Preferred Units and Series D Conversion Units, and (5) the Board of Directors has approved the issuance of any Warrant Exercised Units upon exercise of the Warrants in accordance with clause (iii) of the immediately preceding sentence, and any Warrant Exercised Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Warrant Exercised Units.

“Percentage Interest” means as of any date of determination (a) as to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units held by the General Partner or the number of Units held by such Unitholder (or, (1) in the case of Series A Preferred Units, the number of Series A Conversion Units issuable upon conversion of such Series A Preferred Units held by such Unitholder or Assignee if such Series A Preferred Units were then converted in accordance with Section 5.12(b)(viii), (2) in the case of Series B Units, the number of Series B Conversion Units issuable upon conversion of such Series B Units held by such Unitholder or Assignee if such Series B Units were then converted in accordance with Section 5.13(c), (3) in the case of Series C Preferred Units, the number of Series C Conversion Units issuable upon conversion of such Series C Preferred Units held by such Unitholder or Assignee if such Series C Preferred Units were then converted in accordance with Section 5.14(b)(viii), or (4) in the case of Series D Preferred Units, the number of Series D Conversion Units issuable upon the conversion of such Series D Preferred Units held by such Unitholder or Assignee if such Series D Preferred Units were then converted in accordance with Section 5.15(b)(viii), as the case may be), by (B) the total number of Outstanding Units and Notional General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to the HPIP Equity Interest shall at all times be zero.

“Preferred Unit Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) (i) the adoption of a plan for the liquidation or dissolution of the Partnership or (ii) the removal of the General Partner by the Limited Partners of the Partnership;

(c) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any Person (excluding the Series A Preferred Unit Partner, the Series C Preferred Unit Partner and the Series D Preferred Unit Partner), other than the owners of the General Partner immediately following the closing of the transactions contemplated by the Purchase Agreement, becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the equity of the General Partner or of the Outstanding Common Units of the Partnership, in each case measured by voting power rather than number of units;

(d) notwithstanding anything provided in clauses (a) through (c) above, (i) any direct or indirect sale, conveyance, assignment, transfer, merger, consolidation or business combination that would result in the owners of the General Partner immediately following the closing of the transactions contemplated by the Purchase Agreement owning, directly or indirectly, less than fifty percent (50%) of the equity of the General Partner, or (ii) any assignment or transfer of all or substantially all of the assets of the General Partner; or

(e) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Partnership.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (i) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, (ii) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer, (iii) the identity of the Record Holders of Series A Preferred Units entitled to convert such Units, (iv) the identity of the Record Holders of Series B Units entitled to convert such Units, (v) the identity of the Record Holders of Series C Preferred Units entitled to convert such Units, or (vi) the identity of the Record Holders of Series D Preferred Units entitled to convert such Units.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, or Series D Preferred Units, the excess of (A) the Net Positive Adjustments of the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units or Series D Preferred Units, as of the end of such period over (B) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the excess of (A) the Net Positive Adjustments of the General Partner as of the end of

such period over (B) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the Notional General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (A) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (B) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Series D Adjusted Issue Price” means (i) the Series D Issue Price, divided by (ii) the Series D Conversion Rate.

“Series D Call Closing Date” has the meaning assigned to such term in Section 5.15(c)(iii).

“Series D Call Exercise Notice” has the meaning assigned to such term in Section 5.15(c)(iii).

“Series D Call Right” has the meaning assigned to such term in Section 5.15(c).

“Series D Call Value” means, with respect to each Series D Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series D Issue Price, plus (ii) all Series D Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.15(b)(ii)(B)), plus (iii) an amount equal to the product of (A) the amount of distribution declared on such Series D Preferred Unit with respect to the Quarter immediately preceding the Quarter in which the Series D Call Exercise Notice was given times (B) a fraction, of which the numerator is the number of days from the end of such preceding Quarter to and including the date of the Series D Call Exercise Notice and the denominator is 91.

“Series D Conversion Date” has the meaning assigned to such term in Section 5.15(b)(viii)(C).

“Series D Conversion Notice” has the meaning assigned to such term in Section 5.15(b)(viii)(B).

“Series D Conversion Notice Date” has the meaning assigned to such term in Section 5.15(b)(viii)(B).

“Series D Conversion Rate” means the number of Common Units issuable upon the conversion of each Series D Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.15(b)(viii)(D)-(F).

“Series D Conversion Unit” means the Common Unit(s) issued upon conversion of a Series D Preferred Unit pursuant to Section 5.15(b)(viii).

“Series D Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series D Preferred Units.

“Series D Distribution Amount” means the cash distribution for the relevant Quarter that each Series D Preferred Unit would have received on an as-converted basis if such Series D Preferred Unit had been converted to a Common Unit pursuant to Section 5.15(b)(viii) immediately prior to the beginning of such Quarter.

“Series D Distribution Payment Date” has the meaning assigned to such term in Section 5.15(b)(ii)(A).

“Series D Distribution Rate” means an amount per Quarter per Series D Preferred Unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the Series D Distribution Amount.

“Series D Holders” has the meaning assigned to such term in Section 5.15(c).

“Series D Issuance Date” means, with respect to a Series D Preferred Unit, October 31, 2016.

“Series D Issue Price” means $15.00 per Series D Preferred Unit.

“Series D Liquidation Value” means, with respect to each Series D Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series D Issue Price, plus (ii) all Series D Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.15(b)(ii)(B)), plus (iii) all accrued but unpaid distributions on such Series D Preferred Unit with respect to the Quarter in which the liquidation occurs.

“Series D Optional Conversion Start Date” means June 30, 2017.

“Series D Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series D Preferred Units.

“Series D Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(1).

“Series D Partnership Event Payment” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(1).

“Series D Partnership Event Payment Date” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(3)ii).

“Series D Preferred Unit Partner” means, collectively, MIH in its capacity as the holder of Units and any Affiliate of MIH that holds any Series D Preferred Units or Series D Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from MIH or (ii) holds Series D Conversion Units pursuant to this Agreement.

“Series D Preferred Units” has the meaning assigned to such term in Section 5.15(a).

“Series D Quarterly Distribution” has the meaning assigned to such term in Section 5.15(b)(ii)(A).

“Series D Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series D Preferred Units.

“Series D Survivor Preferred Security” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(2).

“Series D Unit Purchase Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Series D Unitholder” means a Record Holder of Series D Preferred Units.

“Series D Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.15(b)(ii)(B).

“Series D Warrant” means that certain warrant to purchase up to 700,000 Common Units, subject to adjustment as set forth in the warrant agreement, with a $22.00 per Common Unit exercise price, to be issued pursuant to Section 5.15(b)(iii), which warrant shall be in accordance with the form of warrant attached to Amendment No. 2 to this Agreement as Exhibit A thereto) and which warrant, if issued, for tax purposes, be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).

“Series D Warrant Start Date” means June 30, 2017.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, or Series D Preferred Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, and Series D Preferred Units but shall not include (i) Notional General Partner Units (or the General Partner Interest represented thereby), (ii) Incentive Distribution Rights or (iii) the HPIP Equity Interest.

“Warrant” means any of (i) the AIM Warrant, (ii) the Series C Warrant or (iii) the Series D Warrant.

2. Section 2.3 is hereby amended and restated as follows:

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be National Registered Agents, Inc. The principal office of the Partnership shall be located at 2103 CityWest Boulevard, Building #4, Suite 800, Houston, TX 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 2103 CityWest Boulevard, Building #4, Suite 800, Houston, TX 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

3. Section 4.1 is hereby amended and restated as follows:

Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates; provided, however, with respect to the issuance of any Series A Preferred Units, Series B Units, Series C Preferred Units, or Series D Preferred Units, the Partnership shall issue such Certificates in accordance with Section 5.12(b)(vii), Section 5.13(f), Section 5.14(b)(vii) and Section 5.15(b)(vii), respectively. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

4. Section 4.5(e) is hereby amended and restated as follows:

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Common Units, Incentive Distribution Rights, Series A Preferred Units, Series C Preferred Units or Series D Preferred Units to one or more Persons.

5. Section 4.8(e) is hereby amended and restated as follows:

(e) Any transfer of a Series A Conversion Unit, a Series B Conversion Unit, a Series C Conversion Unit, or a Series D Conversion Unit shall be subject to the restrictions imposed by Section 6.10.

6. Section 5.5(a) is hereby amended and restated as follows:

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Preferred Units, Series B PIK Units, or Series C PIK Preferred Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, the Series A Preferred Units, the Series B Units, the Series C Preferred Units and the Series D Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit, Series B Unit, Series C Preferred Unit or Series D Preferred Unit will be treated as a partner in the Partnership, other than with respect to the conversion feature of the Series A Preferred Unit, Series B Unit, Series C Preferred Unit or Series D Preferred Unit. The initial Capital Account balance in respect of each Series A Preferred Unit issued on the Series A Issuance Date shall be the Series A Issue Price, and the initial Capital Account balance in respect of each Series A PIK Preferred Unit shall be zero. After an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii), the Capital Accounts of all Series A Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series A Preferred Units that are Outstanding after such issuance. The Capital Account balance of each holder of Series A Preferred Units in respect of its Series A Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.12(b)(ii)(A) or Section 5.12(b)(ii)(B) in respect of such Series A Preferred Units except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Series B Unit (including each Series B PIK Unit) shall be the Series B Issue Price. The initial Capital Account balance in respect of each Series C Preferred Unit issued on the Series C Issuance Date shall be the Series C Issue Price, and the initial Capital Account balance in respect of each Series C PIK Preferred Unit shall be zero. After an issuance of Series C PIK Preferred Units pursuant to Section 5.14(b)(ii), the Capital Accounts of all Series C Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series C Preferred Units that are Outstanding after such issuance. The Capital Account balance of each holder of Series C Preferred Units in respect of its Series C Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.14(b)(ii)(A) or Section 5.14(b)(ii)(B) in respect of such Series C Preferred Units except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Series D Preferred Unit issued on the Series D Issuance Date shall be the Series D Issue Price. The Capital Account balance of each holder of Series D Preferred Units in respect of its Series D Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.15(b)(ii)(A) or Section 5.15(b)(ii)(B) in respect of such Series D Preferred Units except as otherwise provided in this Agreement.

7. Section 5.5(d)(iii) is hereby amended and restated as follows:

(iii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit, Series B Unit, Series C Preferred Unit, or Series D Preferred Unit into Common Units in accordance with Section 5.12(b)(viii), Section 5.13(c), Section 5.14(b)(viii) or Section 5.15(b)(viii), as applicable, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Series A Conversion Unit, Series B Conversion Unit, Series C Conversion Unit, or Series D Conversion Unit, as applicable, is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) or Unrealized Loss (if the Capital Account of each such Series A Conversion Unit, Series B Conversion Unit, Series C Conversion Unit, or Series D Conversion Unit, as applicable, is greater than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) had been allocated Pro Rata to each Partner holding Series A Conversion Units, Series B Conversion Units, Series C Conversion Units, or Series D Conversion Units received upon such conversion until the Capital Account of each such Series A Conversion Unit, Series B Conversion Unit, Series C Conversion Unit, or Series D Conversion Unit, as applicable, is equal to the Per Unit Capital Amount for a then Outstanding IPO Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately after the conversion of a Series A Preferred Unit, Series B Unit, Series C Preferred Unit, or Series D Preferred Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Series A Conversion Unit, Series B Conversion Unit, Series C Conversion Unit, or Series D Conversion Unit, as applicable, received upon such conversion of the Series A Preferred Unit, Series B Unit, Series C Preferred Unit, or Series D Preferred Unit, as applicable, is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Series A Conversion Units, Series B Conversion Units, Series C Conversion Units, and Series D Conversion Units) and Partners holding Series A Conversion Units, Series B Conversion Units, Series C Conversion Units, and Series D Conversion Units, as applicable, so as to cause the Capital Account of each Partner holding a Series A Conversion Unit, Series B Conversion Unit, Series C Conversion Unit, or Series D Conversion Unit, as applicable, to equal, on a per Unit basis with respect to each such Series A Conversion Unit, Series B Conversion Unit, Series C Conversion Unit, or Series D Conversion Unit, the Per Unit Capital Amount for a then Outstanding IPO Common Unit.

8. Section 5.9(a) is hereby amended and restated as follows:

(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per-Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Series A Preferred Units, Series B Units, Series C Preferred Units or Series D Preferred Units may be converted into) are proportionately adjusted.

9. The fifth sentence of Section 5.12(a) is hereby amended and restated as follows:

The Series A-1 Convertible Preferred Units and Series A-2 Convertible Preferred Units, whether issued on a Series A Issuance Date or as Series A PIK Preferred Units, are referred to herein as “Series A Preferred Units” and as such the Series A-1 Convertible Preferred Units and the Series A-2 Convertible Preferred Units shall be considered pari passu as to allocations and distributions with each other and with the Series C Convertible Preferred Units and the Series D Preferred Units.

10. The last sentence of Section 5.12(b)(i)(A) is hereby amended and restated as follows:

Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(A), to Series C Preferred Units pursuant to Section 5.14(b)(i)(A) and to Series D Preferred Units pursuant to Section 5.15(b)(i)(A) shall be made Pro Rata.

11. The last sentence of Section 5.12(b)(i)(B) is hereby amended and restated as follows:

Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(B), to Series C Preferred Units pursuant to Section 5.14(b)(i)(B) and to Series D Preferred Units pursuant to Section 5.15(b)(i)(B) shall be made Pro Rata.

12. The last sentence of Section 5.12(b)(i)(C) is hereby amended and restated as follows:

Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(C), to Series C Preferred Units pursuant to Section 5.14(b)(i)(C) and to Series D Preferred Units pursuant to Section 5.15(b)(i)(C) shall be made Pro Rata.

13. The last sentence of Section 5.12(b)(i)(D) is hereby amended and restated as follows:

Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(D), to Series C Preferred Units pursuant to Section 5.14(b)(i)(D) and to Series D Preferred Units pursuant to Section 5.15(b)(i)(D) shall be made Pro Rata.

14. Section 5.12(b)(ii)(D) is hereby amended and restated as follows:

(D) If all or any portion of a Series A Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series A Preferred Units Outstanding as of the Record Date for such Series A Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series C Quarterly Distribution to be paid in cash and Series D Quarterly Distribution with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders and the Series D Unitholders Pro Rata and the balance of such Series A Quarterly Distribution (and Series C Quarterly Distribution and Series D Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.12(b)(ii)(C). The Partnership shall provide written notice to the Series A Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series A Quarterly Distribution the Partnership will be unable to pay on the applicable Series A Distribution Payment Date.

15. Section 5.12(b)(iv) is hereby amended and restated as follows:

(iv) Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series C Preferred Units and the Series D Preferred Units as to which the Series A Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of

Section 5.14(b)(iv) and Section 5.15(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.14(b)(iv) and Section 5.15(b)(iv). At such time as such allocations have been made to the Outstanding Series A Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series A Preferred Units shall become entitled to receive any distributions in respect of the Series A Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series C Preferred Units and the Series D Preferred Units as to which the Series A Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series A Preferred Units.

16. Section 5.12(b)(v)(A) is hereby amended and restated as follows:

(A) Except as provided in Section 5.12(b)(v)(B) below, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, and Series D Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, and the Series D Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

17. The reference to “Series C Warrant” in Section 5.12(b)(viii)(E) is hereby changed to “Series C Warrant or the Series D Warrant” and the reference to “either Warrant” in such Section is hereby changed to “any Warrant”.

18. The third sentence of Section 5.14(a) is hereby amended and restated as follows:

The Series C Preferred Units shall be considered pari passu as to allocations and distributions with the Series A Preferred Units and the Series D Preferred Units.

19. The last sentence of Section 5.14(b)(i)(A) is hereby amended and restated as follows:

Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(A), to Series A Preferred Units pursuant to Section 5.12(b)(i)(A), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(A) shall be made Pro Rata.

20. The last sentence of Section 5.14(b)(i)(B) is hereby amended and restated as follows:

Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(B), to Series A Preferred Units pursuant to Section 5.12(b)(i)(B), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(B) shall be made Pro Rata.

21. The last sentence of Section 5.14(b)(i)(C) is hereby amended and restated as follows:

Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(C), to Series A Preferred Units pursuant to Section 5.12(b)(i)(C), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(C) shall be made Pro Rata.

22. The last sentence of Section 5.14(b)(i)(D) is hereby amended and restated as follows:

Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(D), to Series A Preferred Units pursuant to Section 5.12(b)(i)(D), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(D) shall be made Pro Rata.

23. Section 5.14(b)(ii)(D) is hereby amended and restated as follows:

(D) If all or any portion of a Series C Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series C Preferred Units Outstanding as of the Record Date for such Series C Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series C Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series A Quarterly Distribution to be paid in cash and a Series D Quarterly Distribution with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders and the Series D Unitholders Pro Rata and the balance of such Series C Quarterly Distribution (and Series A Quarterly Distribution and Series D Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.14(b)(ii)(C). The Partnership shall provide written notice to the Series C Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series C Quarterly Distribution the Partnership will be unable to pay on the applicable Series C Distribution Payment Date.

24. Section 5.14(b)(iv) is hereby amended and restated as follows:

(iv) Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series C Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Preferred Units and the Series D Preferred Units as to which the Series C Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series C Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Liquidation Value of such Series C Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit is equal to the Series C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.12(b)(iv) and Section 5.15(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Liquidation Value of such Series C Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series C Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.12(b)(iv) and Section 5.15(b)(iv). At such time as such allocations have been made to the Outstanding Series C Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series C Preferred Units shall become entitled to receive any distributions in respect of the Series C Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series A Preferred Units and the Series D Preferred Units as to which the Series C Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series C Preferred Units.

25. Section 5.14(b)(v)(A) is hereby amended and restated as follows:

(A) Except as provided in Section 5.14(b)(v)(B) below, the Outstanding Series C Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series C Preferred Unit will be entitled to one vote for each Common Unit into which such Series C Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, and Series D Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, and Series D Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series C Preferred Units are Outstanding.

26. Article V is hereby amended to add a new Section 5.15 as follows:

Section 5.15 Establishment of Series D Preferred Units.

(a) General. The Partnership hereby designates and creates a series of Units to be designated as “Series D Preferred Units” and consisting of a total of 2,333,333 Series D Preferred Units, having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.15, Section 6.10, and Section 12.9. The Series D Preferred Units shall be considered pari passu as to allocations and distributions with the Series A Preferred Units and the Series C Preferred Units. Immediately following the Series D Issuance Date and thereafter, no additional Series D Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series D Preferred Units.

(b) Rights of Series D Preferred Units. The Series D Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Allocations.

(A) Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.15(b)(i)(A) for the current and all previous taxable periods since issuance of the Series D Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series D Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series D Preferred Units. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(A), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(A), and to the Series C Preferred Units pursuant to Section 5.14(b)(i)(A) shall be made Pro Rata.

(B) Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series D Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series D Preferred Unit has been reduced to zero. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(B), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(B), and to the Series C Preferred Units pursuant to Section 5.14(b)(i)(B) shall be made Pro Rata.

(C) Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series D Preferred Units, and (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Liquidation Value. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(C), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(C), and to the Series C Preferred Units pursuant to Section 5.14(b)(i)(C) shall be made Pro Rata.

(D) Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series D Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit has been reduced to zero. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(D), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(D), and to the Series C Preferred Units pursuant to Section 5.14(b)(i)(D) shall be made Pro Rata.

(ii) Distributions.

(A) Commencing with the Quarter ending on December 31, 2016, the holders of the Series D Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series D Quarterly Distribution”), prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.15(b)(ii)(A) in respect of each Outstanding Series D Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series D Distribution Payment Date”). For the Quarter ending December 31, 2016, and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series D Conversion Date, the Series D Quarterly Distributions shall be paid entirely in cash at the Series D Distribution Rate per Series D Preferred Unit. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.15(b)(ii)(A) for a Series D Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter.

(B) Beginning with the Quarter ending December 31, 2016, if in violation of this Agreement, the Partnership fails to pay in full any Series D Quarterly Distribution when due, then, without limiting any rights of the holders of the Series D Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series D Quarterly Distribution, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series D Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series D Unpaid Cash Distribution shall accrue interest from the applicable Series D Distribution Payment Date at rate equal to 6.00% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series D Parity Securities.

(C) The aggregate amount of cash to be distributed in respect of the Series D Preferred Units Outstanding as of the Record Date for such Series D Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series D Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series A Quarterly Distribution and a Series C Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders and the Series D Unitholders Pro Rata and the balance of such Series D Quarterly Distribution (and Series A Quarterly Distribution and Series C Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.15(b)(ii)(B). The Partnership shall provide written notice to the Series D Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series D Quarterly Distribution the Partnership will be unable to pay on the applicable Series D Distribution Payment Date.

(D) Notwithstanding anything in this Section 5.15(b)(ii) to the contrary, with respect to Series D Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series D Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series D Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series D Preferred Units shall receive only the Common Unit distribution with respect to such period.

(E) Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series D Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series D Preferred Units were determined under clause (ii) of the definition of “Series D Distribution Rate” or were otherwise determined on an “as converted” basis.

(iii) Issuance of Series D Preferred Units and Series D Warrant. The Series D Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series D Unit Purchase Agreement. If, on the Series D Warrant Start Date, any Series D Preferred Units remain outstanding, the Partnership shall issue promptly thereafter the Series D Warrant to the Record Holders of the Series D Preferred Units (in proportion to their relative number of Series D Preferred Units) as of the Series D Warrant Start Date.

(iv) Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series D Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Preferred Units or the Series C Preferred Units as to which the Series D Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series D Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Liquidation Value of such Series D Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.12(b)(iv) and Section 5.14(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Liquidation Value of such Series D Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series D Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series D Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.12(b)(iv) and Section 5.14(b)(iv). At such time as such allocations have been made to the Outstanding Series D Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series D Preferred Units shall become entitled to receive any distributions in respect of the Series D Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series A Preferred Units and the Series C Preferred Units as to which the Series D Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series D Preferred Units.

(v) Voting Rights.

(A) Except as provided in Section 5.15(b)(v)(B) below, the Outstanding Series D Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series D Preferred Unit will be entitled to one vote for each Common Unit into which such Series D Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, and Series D Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, and Series D Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series D Preferred Units are Outstanding.

(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series D Preferred Units, voting separately as a class based upon one vote per Series D Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series D Preferred Units or amends or modifies any of the terms of the Series D Preferred Units; provided that the Partnership shall be able to amend this Section 5.15 without the approval by the Record Holders of Outstanding Series D Preferred Units so long as the amendment does not adversely affect the holders of the Series D Preferred Units in any material respect and does not affect the holders of the Series D Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series D Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series D Preferred Units in a material respect if such action would:

(1) reduce the Series D Distribution Rate, change the form of payment of distributions on the Series D Preferred Units, defer the date from which distributions on the Series D Preferred Units will accrue, cancel accrued and unpaid distributions on the Series D Preferred Units or any interest accrued thereon, or change the seniority rights of the Series D Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or, except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.15;

(2) reduce the amount payable or change the form of payment to the holders of the Series D Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series D Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or

(3) result in a Preferred Unit Change of Control.

(vi) No Series D Parity Securities or Series D Senior Securities. The Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series D Preferred Units, issue any Series D Parity Securities or Series D Senior Securities.

(vii) Certificates.

(A) The Series D Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series D Preferred Units. The Certificates evidencing Series D Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

(B) The certificate(s) representing the Series D Preferred Units may be imprinted with a legend in substantially the following form:

“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE FIFTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF APRIL 25, 2016, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(viii) Conversion.

(A) At the Option of the Series D Unitholder. At any time and from time to time after the Series D Optional Conversion Start Date, subject to any applicable limitations in the New Credit Agreement and subject to no Series D Call Exercise Notice having been given, the Series D Preferred Units owned by any Series D Unitholder shall be convertible, in whole or in part, upon the request of the Series D Unitholder into a number of Common Units determined by multiplying the number of Series D Preferred Units to be converted by the Series D Conversion Rate. Immediately upon any conversion of Series D Preferred Units, all rights of the Series D Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series D Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.15(b)(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).

(B) Conversion Notice. To convert Series D Preferred Units into Common Units pursuant to Section 5.15(b)(viii)(A), the Series D Unitholder shall give written notice (a “Series D Conversion Notice”) to the Partnership in the form of Exhibit B attached to Amendment No. 2 to this Agreement stating that such Series D Unitholder elects to so convert Series D Preferred Units and shall state therein with respect to Series D Preferred Units to be converted pursuant to Section 5.15(b)(viii)(A) the following: (a) the number of Series D Preferred Units to be converted, (b) the Certificate(s) evidencing the Series D Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series D Unitholder wishes the Certificate or Certificates for Series D Conversion Units to be issued, and (d) the Series D Unitholder’s computation of the number of Series D Conversion Units to be received by such Series D Unitholder (or designated recipient(s)) upon the Series D Conversion Date. The date any Series D Conversion Notice is received by the Partnership shall be hereinafter be referred to as a “Series D Conversion Notice Date.”

(C) Timing; Certificates. If a Series D Conversion Notice is delivered by a Series D Unitholder to the Partnership, in accordance with Section 5.15(b)(viii)(B), the Partnership shall issue the Series D Conversion Units no later than seven (7) days after a Series D Conversion Notice Date (any date of issuance of such Common Units, a “Series D Conversion Date”). On the Series D Conversion Date, the Partnership shall issue to such Series D Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series D Conversion Units to which such holder shall be entitled. In lieu of delivering physical Certificates representing the Series D Conversion Units issuable upon conversion of Series D Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series D Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series D Conversion Units issuable upon conversion or distribution payment to such Series D Unitholder (or designated recipient(s)), by crediting the account of the Series D Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series D Conversion Units to the Series D Converting Unitholder, all rights under the converted Series D Preferred Units shall cease, and such Series D Converting Unitholder shall be treated for all purposes as the Record Holder of such Series D Conversion Units.

(D) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units, or (iv) issues by reclassification of its

Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series D Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series D Preferred Units after such time shall entitle each Series D Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series D Unitholder would have been entitled to receive if the Series D Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.15 relating to the Series D Preferred Units shall not be abridged or amended and that the Series D Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series D Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.15(b)(viii)(D) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

If, in the future, the Partnership issues any Convertible Securities, the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series D Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series D Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series D Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).

(E) Follow-On Adjustments. Except in connection with the exercise of a Warrant, if the Partnership shall issue or sell or grant any Follow-on Units at a Follow-on Price that is less than one hundred percent (100%) of the Series D Adjusted Issue Price, then the Series D Conversion Rate will be reset so that it will equal the number determined by dividing the Series D Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:

((CP x OB) + (FP x Q)) / OA

Where:

CP = the Series D Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units

FP = the Follow-On Price

OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units

Q = the total number of fully diluted Follow-On Units issued

OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.

For purposes of this Section 5.15(b)(viii)(E), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.15(b)(viii)(H)(3).

(F) Other Extraordinary Transactions Affecting the Partnership.

(1) Prior to the consummation of a Partnership Event, the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series D Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series D Preferred Units to redeem all (but not less than all) of such holder’s Series D Preferred Units for a price per Series D Preferred Unit payable in cash equal to the greater of (x) the sum of the Series D Issue Price and the Series D Unpaid Cash Distributions and (y) an amount equal to the product of (1) the number of Common Units into which each Series D Preferred Unit is convertible pursuant to Section 5.15(b)(viii) on the day immediately prior to the date of the Series D Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event (as applicable, the “Series D Partnership Event Payment”).

(2) Upon receipt by a Series D Unitholder of a Series D Partnership Event Change of Control Offer, such Series D Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series D Partnership Event Change of Control Offer, to receive Series D Survivor Preferred Securities (as defined below) pursuant to this Section 5.15(b)(viii)(F)(2) in lieu of a Series D Partnership Event Payment. Upon receipt of such Series D Unitholder’s election to receive Series D Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series D Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series D Preferred Units, including Section 5.15 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series D Preferred Unit had immediately prior to such Partnership Event (the “Series D Survivor Preferred Security”). The Series D Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series D Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series D Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Series D Conversion Rate of the Series D Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.15(b)(viii)(D), Section 5.15(b)(viii)(E) or this Section 5.15(b)(viii)(F) shall occur. Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to ensure that the holders of Series D Preferred Units receive a Series D Partnership Event Payment or Series D Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series D Preferred Units.

(3) A Series D Partnership Event Change of Control Offer shall be mailed to each Series D Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:

i) that the Series D Partnership Event Change of Control Offer is being made pursuant to this

Section 5.15(b)(viii)(F) and that the Partnership is making an offer to redeem all Series D Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);

ii) the amount of the Series D Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series D Partnership Event Payment Date”); and

iii) the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.

On the Series D Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series D Preferred Units that accepts the Series D Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series D Partnership Event Payment, and all of such holder’s rights and privileges under the Series D Preferred Units or as a Series D Unitholder shall be extinguished.

(G) Notwithstanding any of the other provisions of this Section 5.15(b)(viii), no adjustment shall be made to the Series D Conversion Rate pursuant to Section 5.15(b)(viii)(D)-(F) as a result of any of the following:

(1) the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;

(2) the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and

(3) the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.15(b)(viii).

(H) The following rules shall apply for purposes of this Section 5.15(b)(viii):

(1) In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.

(2) In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof.

(3) In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.15(b)(viii)(H):

i) The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.15(b)(viii)(H)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.

ii) The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.15(b)(viii)).

iii) In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.15, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series D Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.

iv) Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series D Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.

v) The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.15(b)(viii)(H)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.15(b)(viii)(H)(3)iii) or iv).

(4) Notwithstanding any of the other provisions of this Section 5.15(b)(viii)(H), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series D Preferred Units or the Series D Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.15(b)(viii)(H).

(5) For purposes of this Section 5.15(b)(viii), no adjustment to the Series D Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.

(I) In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series D Preferred Units at least fifteen (15) days prior to the Record Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series D Preferred Units if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.

(J) The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series D Conversion Units on conversion of, or payment of distributions on, Series D Preferred Units pursuant hereto. However, the holder of any Series D Preferred Units shall pay any tax that is due because the Series D Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series D Unitholder’s name.

(K) The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.15(b)(viii) equitably and in such a manner as to afford the Series D Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series D Unitholders of the benefit hereof.

(ix) Reserved.

(x) Tax Estimates. Upon receipt of a written request from any Series D Unitholder stating the number of Series D Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series D Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series D Unitholder converted its Series D Preferred Units pursuant to Section 5.15(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(iii), such holder’s Capital Account in respect of its converted Series D Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series D Conversion Unit received in connection with such conversion of a Series D Preferred Unit).

(xi) Fully Paid and Nonassessable. Any Series D Conversion Unit(s) delivered pursuant to this Section 5.15 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(xii) Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series D Conversion Units issuable upon conversion of the Series D Preferred Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.

(c) Call Right on Series D Preferred Units. At any time prior to the Series D Warrant Start Date, the Partnership may exercise the right (the “Series D Call Right”), but shall have no obligation, to require the holder or holders of the Series D Preferred Units (the “Series D Holders”) to sell, assign and transfer all or a portion of the then outstanding Series D Preferred Units to the Partnership in accordance with this Section 5.15(c). The Partnership may exercise the Series D Call Right with respect to any Series D Preferred Unit unless the exercise of the Series D Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law.

(i) Reserved.

(ii) The purchase price to be paid by the Partnership in connection with the exercise of the Series D Call Right shall be the product of (A) the Series D Call Value per Series D Preferred Unit to be acquired pursuant to the Series D Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests), multiplied by (B) 1.03.

(iii) If the Partnership elects to exercise the Series D Call Right, the Partnership shall deliver a written notice (the “Series D Call Exercise Notice”) to the Series D Holders informing the Series D Holders of the Partnership’s intention to exercise its Series D Call Right. The Series D Call Exercise Notice shall be in substantially the form attached as Exhibit C to Amendment No. 2 to this Agreement, setting forth (A) the number of Series D Preferred Units held by each Series D Holder, (B) the number of Series D Preferred Units with respect to which the Series D Call Right is being exercised, and (C) the address on the books and records of the Partnership to be used for delivery of the purchase price by check, and (D) the closing date for the purchase (the “Series D Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series D Call Exercise Notice.

(iv) The Series D Call Right may be exercised as to any portion of the outstanding Series D Preferred Units outstanding at the time a Series D Call Exercise Notice is delivered, but must be exercised pro-rata as to all Series D Preferred Units subject to the Series D Call Right.

(v) If any Series D Holder does not notify the Partnership of a change to the address for delivery of the purchase prices set forth in the Series D Call Exercise Notice or provide the Partnership with bank account information for wire transfer prior to the date that is two days before the Series D Call Closing Date, the Partnership shall deliver to each Series D Holder its portion of the purchase price in immediately available funds to such address set forth on the Series D Call Exercise Notice on or before the Series D Call Closing Date. If any Series D Holder does notify the Partnership of a change to the address for delivery of the purchase prices set forth in the Series D Call Exercise Notice or provide the Partnership with bank account information for wire transfer prior to the date that is two days before the Series D Call Closing Date, the Partnership shall write or deliver to each Series D Holder its portion of the purchase price in immediately available funds to such address or bank account which were provided to the Partnership on or before the Series D Call Closing Date. At the closing of the Series D Call Right, each such Series D Holder shall deliver to the Partnership the certificates representing the Series D Preferred Units to be acquired with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership. The failure of any Series D Holder to comply with the preceding sentence shall not prevent the closing of the Series D Call Right.

27. Section 6.1(d)(iii)(A) is hereby amended and restated as follows:

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit (other than a Series A Preferred Unit, a Series C Preferred Unit, or a Series D Preferred Unit) exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (other than a Series A Preferred Unit, a Series C Preferred Unit or a Series D Preferred Unit) (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

28. Section 6.10 is hereby amended and restated as follows:

Section 6.10 Special Provisions Relating to Series A Unitholders, Series B Unitholders, Series C Unitholders and Series D Unitholders.

(a) Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series A Conversion Unit, a Series C Conversion Unit, or a Series D Conversion Unit shall provide notice to the Partnership of any Transfer of the Series A Conversion Unit, the Series C Conversion Unit, or the Series D Conversion Unit, as applicable, by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii), the Partnership has previously determined, based on the advice of counsel, that the Series A Conversion Unit, the Series C Conversion Unit, or the Series D Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series A Conversion Unit, the Series C Conversion Unit, or the Series D Conversion Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units or Series B Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units, Series A Conversion Units, Series C Preferred Units, Series C Conversion Units, Series D Preferred Units, or Series D Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units or Series B Units).

(b) Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series B Conversion Unit shall provide notice to the Partnership of any Transfer of the Series B Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such Transfer occurred, unless (x) the Transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii) and Section 6.1(d)(x), the Partnership has previously determined, based on the advice of counsel, that the Series B Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series B Conversion Unit in preparation for a Transfer of such Unit, including those provided under Section 5.5(c)(iv); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units, Series A Preferred Units, Series C Preferred or Series D Preferred Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series B Units or Series B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units, Series A Preferred Units, Series C Preferred or Series D Preferred Units).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.12 or (ii) be entitled to any distributions other than as provided in Section 5.12 and Article VI. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.13 or (ii) be entitled to any distributions other than as provided in Section 5.13, Article VI and Article XII. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series C Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.14 or (ii) be entitled to any distributions other than as provided in Section 5.14 and Article VI. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series D Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.15 or (ii) be entitled to any distributions other than as provided in Section 5.15 and Article VI.

29. Section 7.3(b) is hereby amended and restated as follows:

(b) Notwithstanding any other provisions of this Agreement, the General Partner shall not, without the prior written consent of the Series A Preferred Unit Partner, for so long as the Series A Preferred Unit Partner holds at least 50% of the Units held by the Series A Preferred Unit Partner immediately following the closing of transactions contemplated by the Contribution Agreement (with respect to Series A Preferred Units, calculated on an as-converted basis and including any Series A Conversion Units), the Series C Preferred Unit Partner, for so long as the Series C Preferred Unit Partner holds at least 50% of the Units held by the Series C Preferred Unit Partner immediately following the closing of transactions contemplated by the Series C Unit Purchase Agreement (with respect to Series C Preferred Units, calculated on an as-converted basis and including any Series C Conversion Units), and the Series D Preferred Unit Partner, for so long as the Series D Preferred Unit Partner holds at least 50% of the Units held by the Series D Preferred Unit Partner immediately following the closing of transactions contemplated by the Series D Unit Purchase Agreement (with respect to Series D Preferred Units, calculated on an as-converted basis and including any Series D Conversion Units):

(i) cause or permit the Partnership or any Group Member to invest in, or dispose of, the equity securities or debt securities of any Person or otherwise acquire or dispose of any interest in any Person, to acquire or dispose of interest in any joint venture or partnership or any similar arrangement with any Person, or to acquire or dispose of assets of any Person, or to make any capital expenditure (other than Maintenance Capital Expenditures), or to make any loan or advance to any Person if the total consideration (including cash, equity issued and debt assumed) paid or payable, or received or receivable, by the Partnership or any Group Member exceeds $15,000,000 in any one or series of related transactions or in the aggregate within the Partnership Group exceeds $50,000,000 in any twelve-month period;

(ii) cause or permit the Partnership or any Group Member to (i) incur, create or guarantee any Indebtedness which exceeds (x) $75,000,000 in any one or series of related transactions to the extent the proceeds of such financing are used to refinance existing Indebtedness, or (y) $25,000,000 in any twelve-month period to the extent such Indebtedness increases the aggregate Indebtedness of the Partnership Group, taken as a whole, or (ii) incur, create or guarantee any Indebtedness with a yield to maturity exceeding ten percent (10)%;

(iii) authorize or permit the purchase, redemption or other acquisition of Partnership Interests (or any options, rights, warrants or appreciation rights relating to the Partnership Interests) by any Group Member;

(iv) select or dismiss, or enter into any employment agreement or amendment of any employment agreement of, the Chief Executive Officer and the Chief Financial Officer of the Partnership or the Operating Company;

(v) enter into any agreement or effect any transaction between the Partnership or any Group Member, on the one hand, and any Affiliate of the Partnership or the General Partner, on the other hand, other than any transaction in the ordinary course of business and determined by the Board of Directors to be on an arm’s length basis; or

(vi) cause or permit the Partnership or any Group Member to enter into any agreement or make any commitment to do any of the foregoing.

30. Section 12.4(c) shall be amended and restated as follows:

(c) All property and all cash in excess of that required to (i) discharge liabilities as provided in Section 12.4(b), (ii) satisfy liquidation preferences of the Series A Preferred Units provided for under Section 5.12(b)(iv), (iii) satisfy liquidation preferences of the Series C Preferred Units provided for under Section 5.14(b)(iv), and (iv) satisfy liquidation preferences of the Series D Preferred Units provided for under Section 5.15(b)(iv) shall be distributed to the Partners (including the holder of the HPIP Equity Interest) in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

31. Section 12.9 shall be amended and restated as follows:

Section 12.9 Series A Liquidation Value, Series C Liquidation Value and Series D Liquidation Value.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units shall have the rights, preferences and privileges set forth in Section 5.12(b)(iv), Section 5.14(b)(iv) and Section 5.15(b)(iv), respectively, upon liquidation of the Partnership pursuant to this Article XII.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would apply the laws of any other state.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of October 31, 2016.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

By:	/s/ Eric Kalamaras
Name:	Eric Kalamaras
Title:	Senior Vice President, Chief Financial Officer

Signature Page to Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership of

American Midstream Partners, LP

The undersigned hereby consents to the adoption of Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP effective as of October 31, 2016.

RECORD HOLDERS OF ALL OF THE SERIES A PREFERRED UNITS:

MAGNOLIA INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

HIGHPOINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

RECORD HOLDERS OF ALL OF THE SERIES C PREFERRED UNITS:

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

Signature Page to Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership of

American Midstream Partners, LP

EXHIBIT A

TO

AMENDMENT NO. 2 TO

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

Form of Warrant

See Exhibit 10.1 to this Form 8-K

EXHIBIT B

TO

AMENDMENT NO. 2 TO

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of Series D Preferred Units of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.

Conversion: In accordance with and pursuant to such Partnership Agreement, the Holder hereby elects to convert the number of Series D Preferred Units indicated below into Common Units of the Partnership as of the date specified below.

Series D Preferred Units held Prior to Conversion:

Certificates evidencing Series D Preferred Units to be Converted (attached herewith, duly endorsed):

Series D Preferred Units Being Converted Hereby:

Common Units Due:

Series D Preferred Units held After Conversion:

Name(s) for Common Unit Certificate:

Address for Delivery of Certificate:

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

[SIGNATURE PAGE FOLLOWS]

American Midstream Partners, LP: Notice of Conversion of Series D Preferred Units	Page 1

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.

HOLDER:

[INSERT SIGNATURE BLOCK]

EXHIBIT C

TO

AMENDMENT NO. 2 TO

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

SERIES D CALL EXERCISE NOTICE

This Series D Call Exercise Notice is executed by American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.

Series D Call Right: In accordance with and pursuant to Section 5.15(c) of the Partnership Agreement, the Partnership hereby elects to purchase the number of Series D Preferred Units indicated below as of the date specified below as the Series D Call Closing Date.

Series D Preferred Units held:

Series D Preferred Units to be Acquired:

Address to be Used for Delivery of the Purchase Price:

Series D Call Closing Date:

Delivery of Purchase Price: If the recipient of this Series D Call Exercise Notice desires for the purchase price to be provided by wire transfer, the recipient must provide bank account information at least two (2) days before the Series D Call Closing Date above. If the recipient of this Series D Call Exercise Notice desires for a check for the purchase price to be delivered to an address other than the address above, the recipient must provide such alternative address at least two (2) days before the Series D Call Closing Date above.

[SIGNATURE PAGE FOLLOWS]

American Midstream Partners, LP: Series D Call Exercise Notice Page 1

IN WITNESS WHEREOF, the undersigned has executed this Series D Call Exercise Notice.

American Midstream Partners, L.P.

By:	American Midstream GP, LLC
Its General Partner

By
Name:
Title: